EXHIBIT 6.2

FLORIDA EMPLOYMENT CONTRACT

This employment agreement (“Agreement”) is made and effective as of January 1, 2022 by and between Graystone Mining, Inc. a Florida Corporation and Anastasia Shishova (“Employee”).

WHEREAS the Employer intends to hire the Employee for the position of Chief Executive Officer and the Employee desires to provide their services on the conditions set forth.

IN CONSIDERATION of promises and other good and valuable consideration the parties agree to the following:

I. Employee Duties. The Employee agrees that they will act in accordance with this Agreement and with the best interests of the Employer in mind, which may or may not require them to present the best of their skills, experience, and talents, to perform all the duties required of the position. In carrying out the duties and responsibilities of their position, the Employee agrees to adhere to any and all policies, procedures, rules, regulations, as administered by the Employer. In addition, the Employee agrees to abide by all local, county, State, and Federal laws while employed by the Employer.

II. Position. The Employee shall be given the job title of President and Chief Executive Officer (“Position”).

III. Employment Period. The Employer agrees to hire the Employee beginning on the 1st day of January, 2022 and ending on the 31st day of December, 2027. At the end of said time-period, this agreement shall automatically renew on a month-to-month basis unless terminated by either party.

IV. Pay. As compensation for the services provided, the Employee shall be paid Two Hundred Forty Thousand dollars ($240,000) salary on an annual basis (“Compensation”). The Compensation is a gross amount that is subject to all local, State, Federal, and any other taxes and deductions as prescribed by law. Payment shall be distributed to the Employee on bi-weekly basis.

a.) Bonus. The Employee shall be entitled to Bonuses on a monthly basis which is to be calculated as follows: 20% of the Net Operating Proceeds (as defined below) of the Company’s Bitcoin Mining Division. Net Operating Proceeds shall equal the Gross Proceeds from Bitcoin Mining minus all the costs and expenses related to Bitcoin Mining. These costs shall include, but not limited to, electricity, maintenance, repair, and management.

V. Employee Benefits. During the period of employment, the Employee shall be eligible to participate in benefits established by the Employer.

VI. Out-of-Pocket Expenses. The Employer agrees to reimburse the Employee for any expenses that are incurred for any and all travel that is related to the Company.

VII. Vacation Time. The Employee is entitled to 30 days off per year of which is required to be mutually benefiting of the Employer and the Employee. It is required for the Employee to give notice before scheduling their vacation in accordance with Company policy.

Any unused Vacation Time shall be (check one):

☒ - Converted to cash at the end of the year at a rate of $650 per day.

☐ - Eligible to rollover up to ___ days to the next year.

☐ - Forfeited at the end of the year.

☐ - Other: _____________________________________________________.

VIII. Personal Leave. After the Trial Period, the Employee shall be eligible for 30 days of ☒ paid ☐ unpaid time off per year for personal and/or medical issues.

Any unused Personal Leave shall be: (check one)

☒ - Converted to cash at the end of the year at a rate of $650 per day.

☐ - Eligible to rollover up to ___ days to the next year.

☐ - Forfeited at the end of the year.

☐ - Other: _____________________________________________________.

If for any reason the Employee depletes their amount of days of personal leave in a given year, he or she ☒ may ☐ may not be able to use any remaining vacation time.

IX. Federal Holidays. The Employee shall be entitled to every federal holidays per calendar year. This is subject to change by the Employer from time to time. If for any reason the Employee should request a Federal Holiday off, the Employer shall determine if the Employee may do so and if it shall be taken from either the Employee’s Personal Leave or Vacation Time. Federal Holidays are determined by the Employer and may change every calendar year.

X. Amendments. This Agreement may be modified or amended under the condition that any such amendment is attached and authorized by all parties.

XI. Severability. This Agreement shall remain in effect in the event a section or provision is unenforceable or invalid. All remaining sections and provisions shall be deemed legally binding unless a court rules that any such provision or section is invalid or unenforceable, thus, limiting the effect of another provision or section. In such case, the affected provision or section shall be enforced as so limited.

XII. Waiver of Contractual Right. If the Employer or Employee fails to enforce a provision or section of this Agreement, it shall not be determined as a waiver or limitation. Either party shall remain the right to enforce and compel the compliance of this Agreement to its fullest extent.

XIII. Governing Law. This Agreement shall be governed under the laws in the State of Florida.

XIV. Entire Agreement. This Agreement, along with any attachments or addendums, represents the entire agreement between the parties. Therefore, this Agreement supersedes any prior agreements, promises, conditions, or understandings between the Employer and Employee.

SIGNATURES TO FOLLOW

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EMPLOYER

/s/ Anastasia Shishova                Date 01/01/2022

Signature

Anastasia

Print Name

CEO

Title

EMPLOYEE

/s/ Anastasia Shishova                Date 01/01/2022

Signature

Anastasia

Print Name

Self

Title

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